Exhibit 99.2

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000

Xerox Reports Fourth-Quarter 2015 Earnings

•	Delivers GAAP EPS of 27 cents, adjusted EPS of 32 cents and sequential increase in operating margin to 9.2%

•	Generates strong cash flow of $878 million in the quarter, $1.6 billion full-year

•	Services segment delivers revenue of $2.6 billion and double-digit growth in signings in the quarter

•	Document Technology continues to deliver strong operating margin and remains the industry equipment share revenue leader

•	Announces annual cash dividend increase of 11% to 31 cents per share

•	Announces full-year 2016 guidance of $0.66 to $0.76 in GAAP EPS and $1.10 to $1.20 in adjusted EPS

NORWALK, Conn., Jan. 29, 2016 - Xerox (NYSE: XRX) today announced its fourth-quarter financial results, delivering strong earnings and cash flow as a result of a continuous focus on productivity and business model optimization.

The company recorded fourth-quarter 2015 adjusted earnings per share of 32 cents, or GAAP EPS from continuing operations of 27 cents including the amortization of intangibles.

“We delivered solid performance in the fourth quarter, with earnings that were above our expectations, as a result of the progress we are making across both segments in optimizing our operating models,” said Ursula Burns, Xerox chairman and chief executive officer.

“In the face of a challenging environment, our Services segment drove sequential improvement in margin and double-digit year-over-year signings growth. Similarly, Document Technology was the industry equipment sales revenue market share leader for the 24th consecutive quarter and, through our continued focus on performance and productivity, maintained its strong margins.”

“Looking forward, we will continue to take actions that deliver value for shareholders and clients. This is reflected in the plan we announced today to separate into two market leading companies and implement a $2.4 billion strategic transformation program. We will do what is right to position our company for success through a focus on transforming our operations and optimizing our structure," Burns added.

Fourth Quarter 2015 Results

Revenues were $4.7 billion in the quarter, down 8 percent or 5 percent in constant currency year-over-year. Annuity revenue was 83 percent of total revenue.

Fourth-quarter operating margin of 9.2 percent was down 1.2 percentage points from the same quarter a year ago.

Gross margin was 31.3 percent, and selling, administrative and general expenses were 19.0 percent of revenue.

Revenue from the company’s Services segment, which represented 57 percent of total revenue, was $2.6 billion, down 3 percent or flat in constant currency. Document Technology revenue was $1.9 billion, down 13 percent or 10 percent in constant currency. Services margin was 9.4 percent. Document Technology margin was 11.8 percent.

Xerox generated $878 million in cash flow from operations during the fourth quarter and ended 2015 with a cash balance of $1.4 billion.

Full Year 2015 Results:

•	GAAP EPS from continuing operations of 49 cents, adjusted EPS of 98 cents

•	Total revenue of $18.2 billion*, $10.3 billion from Services*, $7.4 billion from Document Technology

•	Operating margin of 8.4 percent

•	Operating cash flow of $1.6 billion

•	Net income from continuing operations of $552 million, adjusted net income of $1.1 billion

•	Share repurchase of $1.3 billion, dividend payments of $326 million

* Reported Total and Services revenue was $18.0 billion and $10.1 billion, respectively. All full-year 2015 results exclude the impact from the third quarter Health Enterprise settlement charge.

Full Year 2016 Guidance

For full-year 2016, Xerox expects GAAP earnings of $0.66 to $0.76 per share.

In 2016 the company plans to revise its calculation of adjusted EPS to exclude restructuring, certain retirement related costs as well as separation and related costs in addition to the amortization of intangibles. Based on this revised calculation, full-year 2016 adjusted EPS guidance is expected to be $1.10 to $1.20 per share. On a comparable basis, full-year 2015 adjusted EPS would have been $1.07 per share.

Xerox expects to generate operating cash flow of $1.3 to $1.5 billion and free cash flow of $1.0 to $1.2 billion in 2016.

For the first quarter of 2016, Xerox expects GAAP earnings of 5 to 8 cents per share and adjusted EPS of 21 to 24 cents per share.

Dividend Declaration and Planned Increase

Today, the company announced that its board of directors has declared an 11 percent increase in the company’s quarterly cash dividend to 7.75 cents per share on Xerox common stock. The dividend is payable on April 29, 2016 to shareholders of record on March 31, 2016.

The board also declared a quarterly cash dividend of $20 per share on Xerox Series A Convertible Perpetual Preferred Stock. The dividend is payable on April 1, 2016 to shareholders of record on March 15, 2016.

In 2016, Xerox will continue its practice of returning value to shareholders. It expects to use more than 50 percent of its free cash flow for share repurchases and dividends.

About Xerox
Xerox is helping change the way the world works. By applying our expertise in imaging, business process, analytics, automation and user-centric insights, we engineer the flow of work to provide greater productivity, efficiency and personalization. We conduct business in 180 countries, and our more than 140,000 employees create meaningful innovations and provide business process services, printing equipment, software and solutions that make a real difference for our clients - and their customers. Learn more at www.xerox.com.

Non-GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS for the fourth-quarter 2015, which excludes the amortization of intangible assets.

•
Adjusted net income and adjusted EPS (earnings per share) for the full-year 2015, which excludes the amortization of intangible assets, the second-quarter software impairment and third-quarter Health Enterprise (HE) charge.

•
Adjusted EPS for the first quarter and full-year 2016 guidance, which excludes the amortization of intangibles, restructuring, certain retirement related costs as well as certain separation and related costs.

•	Operating margin for the fourth-quarter and full-year 2015 that excludes certain costs and expenses.

•	Constant currency revenue growth for the fourth-quarter 2015, which excludes the effects of currency translation.

•	Adjusted revenue and Services segment revenues for the full-year 2015 that exclude the HE charge.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended, March 31, 2015, June 30, 2015 and September 30, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Sean Cornett, Xerox, +1 203-849-2672, sean.cornett@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per-share data)	2015	2014	% Change	2015	2014	% Change
Revenues
Sales	$1,248	$1,414	(12)%	$4,748	$5,288	(10)%
Outsourcing, maintenance and rentals	3,321	3,526	(6)%	12,951	13,865	(7)%
Financing	84	93	(10)%	346	387	(11)%
Total Revenues	4,653	5,033	(8)%	18,045	19,540	(8)%
Costs and Expenses
Cost of sales	790	885	(11)%	2,961	3,269	(9)%
Cost of outsourcing, maintenance and rentals	2,375	2,499	(5)%	9,691	9,885	(2)%
Cost of financing	32	33	(3)%	130	140	(7)%
Research, development and engineering expenses	145	150	(3)%	563	577	(2)%
Selling, administrative and general expenses	883	942	(6)%	3,559	3,788	(6)%
Restructuring and asset impairment charges	(5)	36	*	186	128	45%
Amortization of intangible assets	77	83	(7)%	310	315	(2)%
Other expenses, net	46	57	(19)%	233	232	—%
Total Costs and Expenses	4,343	4,685	(7)%	17,633	18,334	(4)%
Income before Income Taxes & Equity Income(1)	310	348	(11)%	412	1,206	(66)%
Income tax expense (benefit)	52	34	53%	(23)	215	*
Equity in net income of unconsolidated affiliates	32	41	(22)%	135	160	(16)%
Income from Continuing Operations	290	355	(18)%	570	1,151	(50)%
Loss from discontinued operations, net of tax	—	(149)	*	(64)	(115)	(44)%
Net Income	290	206	41%	506	1,036	(51)%
Less: Net income attributable to noncontrolling interests	5	6	(17)%	18	23	(22)%
Net Income Attributable to Xerox	$285	$200	43%	$488	$1,013	(52)%

Amounts Attributable to Xerox:
Net income from continuing operations	$285	$349	(18)%	$552	$1,128	(51)%
Net loss from discontinued operations	—	(149)	*	(64)	(115)	(44)%
Net Income Attributable to Xerox	$285	$200	43%	$488	$1,013	(52)%

Basic Earnings per Share:
Continuing operations	$0.28	$0.30	(7)%	$0.50	$0.96	(48)%
Discontinued operations	—	(0.13)	*	(0.06)	(0.10)	(40)%
Total Basic Earnings per Share	$0.28	$0.17	65%	$0.44	$0.86	(49)%
Diluted Earnings per Share:
Continuing operations	$0.27	$0.30	(10)%	$0.49	$0.94	(48)%
Discontinued operations	—	(0.13)	*	(0.06)	(0.09)	(33)%
Total Diluted Earnings per Share	$0.27	$0.17	59%	$0.43	$0.85	(49)%
* Percent change not meaningful.
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.
Note: Certain 2014 amounts have been revised. Refer to Appendix III - 2014 Financial Statement Revision for additional information.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2015	2014	2015	2014
Net income	$290	$206	$506	$1,036
Less: Net income attributable to noncontrolling interests	5	6	18	23
Net Income Attributable to Xerox	285	200	488	1,013

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(139)	(333)	(660)	(734)
Unrealized gains (losses), net	5	(17)	23	15
Changes in defined benefit plans, net	(109)	(581)	153	(662)
Other Comprehensive Loss, Net	(243)	(931)	(484)	(1,381)
Less: Other comprehensive loss, net attributable to noncontrolling interests	—	—	(1)	(1)
Other Comprehensive Loss, Net Attributable to Xerox	(243)	(931)	(483)	(1,380)

Comprehensive Income (Loss), Net	47	(725)	22	(345)
Less: Comprehensive income, net attributable to noncontrolling interests	5	6	17	22
Comprehensive Income (Loss), Net Attributable to Xerox	$42	$(731)	$5	$(367)

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$1,368	$1,411
Accounts receivable, net	2,319	2,652
Billed portion of finance receivables, net	97	110
Finance receivables, net	1,315	1,425
Inventories	942	934
Assets of discontinued operations	—	1,260
Other current assets	640	1,082
Total current assets	6,681	8,874
Finance receivables due after one year, net	2,576	2,719
Equipment on operating leases, net	495	525
Land, buildings and equipment, net	996	1,123
Investments in affiliates, at equity	1,389	1,338
Intangible assets, net	1,765	2,031
Goodwill	8,823	8,805
Other long-term assets	2,078	2,243
Total Assets	$24,803	$27,658
Liabilities and Equity
Short-term debt and current portion of long-term debt	$985	$1,427
Accounts payable	1,614	1,584
Accrued compensation and benefits costs	651	754
Unearned income	428	431
Liabilities of discontinued operations	—	371
Other current liabilities	1,548	1,509
Total current liabilities	5,226	6,076
Long-term debt	6,382	6,314
Pension and other benefit liabilities	2,513	2,847
Post-retirement medical benefits	785	865
Other long-term liabilities	417	454
Total Liabilities	15,323	16,556

Series A Convertible Preferred Stock	349	349

Common stock	1,013	1,124
Additional paid-in capital	3,017	4,283
Treasury stock, at cost	—	(105)
Retained earnings	9,700	9,535
Accumulated other comprehensive loss	(4,642)	(4,159)
Xerox shareholders’ equity	9,088	10,678
Noncontrolling interests	43	75
Total Equity	9,131	10,753
Total Liabilities and Equity	$24,803	$27,658

Shares of common stock issued	1,012,836	1,124,354
Treasury stock	—	(7,609)
Shares of Common Stock Outstanding	1,012,836	1,116,745

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net income	$290	$206	$506	$1,036
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	280	356	1,190	1,426
Provision for receivables	10	(3)	58	53
Provision for inventory	6	6	30	26
Net (gain) loss on sales of businesses and assets	(34)	172	33	134
Undistributed equity in net income of unconsolidated affiliates	(8)	(14)	(79)	(91)
Stock-based compensation	9	15	46	91
Restructuring and asset impairment charges	(5)	37	186	130
Payments for restructurings	(17)	(30)	(98)	(133)
Contributions to defined benefit pension plans	(161)	(78)	(309)	(284)
Decrease (increase) in accounts receivable and billed portion of finance receivables	241	49	111	(436)
Collections of deferred proceeds from sales of receivables	67	102	259	434
Decrease (increase) in inventories	153	115	(101)	(22)
Increase in equipment on operating leases	(81)	(79)	(291)	(283)
Increase in finance receivables	(56)	(92)	(8)	(10)
Collections on beneficial interest from sales of finance receivables	9	17	46	79
Decrease (increase) in other current and long-term assets	23	20	(71)	(159)
Increase in accounts payable and accrued compensation	143	90	38	128
(Decrease) increase in other current and long-term liabilities	(5)	16	183	(64)
Net change in income tax assets and liabilities	23	(30)	(70)	98
Net change in derivative assets and liabilities	(20)	11	(37)	(14)
Other operating, net	11	(29)	(11)	(76)
Net cash provided by operating activities	878	857	1,611	2,063
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(60)	(91)	(251)	(368)
Proceeds from sales of land, buildings and equipment	70	11	93	54
Cost of additions to internal use software	(20)	(23)	(91)	(84)
Proceeds from sale of businesses	—	10	939	26
Acquisitions, net of cash acquired	(9)	(34)	(210)	(340)
Other investing, net	—	(2)	28	9
Net cash (used in) provided by investing activities	(19)	(129)	508	(703)
Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(199)	160	(370)	(175)
Common stock dividends	(71)	(71)	(302)	(289)
Preferred stock dividends	(6)	(6)	(24)	(24)
Proceeds from issuances of common stock	2	6	19	55
Excess tax benefits from stock-based compensation	2	3	19	18
Payments to acquire treasury stock, including fees	—	(341)	(1,302)	(1,071)
Repurchases related to stock-based compensation	(1)	(1)	(51)	(41)
Distributions to noncontrolling interests	(5)	(47)	(62)	(87)
Other financing	—	—	(1)	(10)
Net cash used in financing activities	(278)	(297)	(2,074)	(1,624)
Effect of exchange rate changes on cash and cash equivalents	(17)	(35)	(88)	(89)
Increase (decrease) in cash and cash equivalents	564	396	(43)	(353)
Cash and cash equivalents at beginning of period	804	1,015	1,411	1,764
Cash and Cash Equivalents at End of Period	$1,368	$1,411	$1,368	$1,411

Financial Review

On January 29, 2016, Xerox announced that its Board of Directors had approved management’s plan to separate the Company's Business Process Outsourcing business from its Document Technology and Document Outsourcing business. Each of the businesses will operate as an independent, publicly-traded company. Leadership and names of the two companies will be determined as the process progresses. The transaction is intended to be tax-free for Xerox shareholders for federal income tax purposes.

Xerox will begin the process to separate while we finalize the transaction structure. Our objective is to complete the separation by year-end 2016, subject to customary regulatory approvals, tax considerations, securing any necessary financing, and final approval of the Xerox Board of Directors. Until the separation is complete we will continue to operate and report as a single company, and it will continue to be business as usual for our customers and employees.

As part of the planned separation, Xerox also announced that we will implement a three-year strategic transformation program targeting incremental savings of $600 million across all segments for a cumulative cost reduction of $2.4 billion over the three years when combined with savings from on-going programs.

Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2015	2014	% Change	CC % Change	2015	2014
Equipment sales	$770	$860	(10)%	(7)%	17%	17%
Annuity revenue	3,883	4,173	(7)%	(4)%	83%	83%
Total Revenue	$4,653	$5,033	(8)%	(5)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,248	$1,414	(12)%	(9)%
Less: Supplies, paper and other sales	(478)	(554)	(14)%	(12)%
Equipment Sales	$770	$860	(10)%	(7)%

Outsourcing, maintenance and rentals	$3,321	$3,526	(6)%	(3)%
Add: Supplies, paper and other sales	478	554	(14)%	(12)%
Add: Financing	84	93	(10)%	(4)%
Annuity Revenue	$3,883	$4,173	(7)%	(4)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

Fourth quarter 2015 total revenues decreased 8% as compared to fourth quarter 2014, with a 3-percentage point negative impact from currency. The negative impact from currency reflects the significant weakening of our major foreign currencies against the U.S. Dollar as compared to prior year. On a revenue-weighted basis, our major European currencies and the Canadian dollar were approximately 13% weaker against the U.S. dollar as compared to prior year. Revenues from these major foreign currencies comprise approximately 25% of our total consolidated revenues, while overall non-U.S. revenues represent approximately one third of the total. Fourth quarter 2015 total revenues reflect the following:

•	Annuity revenue decreased 7% as compared to fourth quarter 2014, with a 3-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment and maintenance revenue (including bundled supplies) and rental revenue, primarily within the Document Technology segment. These revenues declined 6%, with a 3-percentage point negative impact from currency, primarily due to a decline in the Document Technology segment.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The decrease of 14% in these revenues includes a 2-percentage point negative impact from currency, reduced supplies demand reflecting lower equipment sales in prior periods and channel inventory dynamics as well as continued weakness in developing markets and lower OEM supplies sales.

◦
Financing revenue is generated from financed equipment sale transactions primarily within the Document Technology segment. The decrease of 10% in these revenues reflects a 6-percentage point negative impact from currency and a declining finance receivables balance due to lower equipment sales in prior periods.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing (DO) business within our Services segment. Equipment sales revenue decreased 10% as compared to fourth quarter 2014, with a 3-percentage point negative impact from currency. Nearly half of the constant currency decline was driven by developing markets with the remainder reflecting product launch timing and lower OEM sales as well as overall price declines that continue to be within our historical range of 5% to 10%. These areas of decline were partially offset by strong Document Outsourcing equipment sales growth.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
	2015	2014	B/(W)
Total Gross Margin	31.3%	32.1%	(0.8) pts.
RD&E as a % of Revenue	3.1%	3.0%	(0.1) pts.
SAG as a % of Revenue	19.0%	18.7%	(0.3) pts.

Operating Margin (1)	9.2%	10.4%	(1.2) pts.

Pre-tax Income Margin	6.7%	6.9%	(0.2) pts.

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Operating Margin
Fourth quarter 2015 operating margin1 of 9.2% decreased 1.2-percentage points as compared to fourth quarter 2014, driven by a 0.8-percentage point decrease in gross margin as well as a 0.4-percentage point increase in operating expenses as a percent of revenue. The operating margin decline includes lower Services margin driven by resource and other investments. Within Document Technology, lower gross margin and higher year-over-year pension expense adversely impacted operating margin. These negative impacts were partially offset in both segments by restructuring savings and productivity improvements as well as lower compensation expense.
Gross Margin
Gross margin of 31.3% decreased 0.8-percentage points as compared to fourth quarter 2014. Document Technology gross margin decreased 0.9-percentage points while Services gross margin improved by 0.3-percentage points year-over-year. These results combined with the higher proportion of our revenue from Services (which historically has a lower gross margin) resulted in a reduction in overall gross margin.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
Fourth quarter 2015 RD&E as a percentage of revenue of 3.1% increased 0.1-percentage point from fourth quarter 2014 as the total company revenue decline was only partially offset by modest RD&E expense reductions and the benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue).
RD&E of $145 million decreased by $5 million compared to fourth quarter 2014. Innovation at Xerox is a core strength, and we continue to invest at levels to maintain and improve our competitiveness, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 19.0% increased 0.3-percentage points from fourth quarter 2014. The total company revenue decline was only partially matched by expense reductions, as restructuring and productivity improvements, lower compensation expense and a higher mix of Services revenue (which historically has lower SAG as a percentage of revenue) were partly offset by Services investments.
SAG of $883 million was $59 million lower than fourth quarter 2014. SAG expenses include a $26 million favorable impact from currency and reflect the following:

•	$36 million decrease in selling expenses.

•	$30 million decrease in general and administrative expenses.

•	$7 million increase in bad debt expense. Fourth quarter 2015 bad debt expense remained at less than one percent of receivables.
Restructuring and Asset Impairment Charges
During fourth quarter 2015, we recorded net restructuring credits of $5 million primarily resulting from reversals for changes in estimated reserves from prior period initiatives.

During fourth quarter 2014, we recorded net restructuring and asset impairment charges of $36 million, which included $45 million of severance costs related to headcount reductions of approximately 700 employees worldwide and $1 million of lease cancellation costs. These costs were partially offset by $10 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of December 31, 2015 for all programs was $24 million, of which $23 million is expected to be spent over the next twelve months.

In first quarter 2016, we expect to incur additional restructuring charges of approximately $100 million pre-tax for actions and initiatives that have not yet been finalized.
Worldwide Employment
Worldwide employment, which excludes our divested ITO business, was approximately 143,600 as of December 31, 2015 and increased by 5,700 from December 31, 2014, due primarily to the impact of ramping new business and acquisitions partially offset by restructuring reductions and productivity improvements.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2015	2014
Non-financing interest expense	$56	$58
Interest income	(2)	(3)
Gains on sales of businesses and assets (1)	(34)	(10)
Currency losses, net	2	5
Litigation matters	8	(3)
Loss on sales of accounts receivables	4	3
Deferred compensation investment gains	—	(1)
All other expenses, net	12	8
Total Other Expenses, Net	$46	$57

(1)	Excludes the loss on sale of the ITO business reported in Discontinued Operations.

Non-financing interest expense
Fourth quarter 2015 non-financing interest expense of $56 million was $2 million lower than fourth quarter 2014. When combined with financing interest expense (cost of financing), total company interest expense declined by $3 million from fourth quarter 2014, driven by a lower average cost of debt.
Gains on sales of businesses and assets
Fourth quarter 2015 gains on sales of businesses and assets of $34 million was $24 million higher than fourth quarter 2014 primarily due to gains on the sale of surplus property in Latin America.

Income Taxes
Fourth quarter 2015 effective tax rate was 16.8%. On an adjusted basis1, fourth quarter 2015 tax rate was 20.9%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits, the retroactive impact of the Protecting Americans from Tax Hikes Act of 2015 as well as the geographical mix of profits.

Fourth quarter 2014 effective tax rate was 9.8%, which included a $44 million benefit for a deferred tax liability adjustment associated with a tax law change. On an adjusted basis1, fourth quarter 2014 tax rate was 25.3%, which was lower than the U.S. statutory tax rate primarily due to relatively equal benefits from the reversal of a valuation allowance on deferred tax assets associated with capital losses, the retroactive impact from the U.S. Tax Increase Prevention Act of 2014 and the geographical mix of profits.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our adjusted effective tax rate for first quarter and full-year 2016 will be approximately 26% to 28%. This excludes the effects of intangible amortization, restructuring and retirement-related costs. (See "Expected reporting changes in 2016" area of the Non-GAAP Financial Measures section for further details.)
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Fourth quarter 2015 equity income of $32 million was $9 million lower than fourth quarter 2014 driven by our proportion of Fuji Xerox's lower net income and translation currency impacts.

Net Income
Fourth quarter 2015 net income from continuing operations attributable to Xerox was $285 million, or $0.27 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $333 million, or $0.32 per diluted share. Fourth quarter 2015 adjustments to net income reflect the amortization of intangible assets.

Fourth quarter 2014 net income from continuing operations attributable to Xerox was $349 million, or $0.30 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $357 million, or $0.31 per diluted share. Fourth quarter 2014 adjustments to net income reflect the amortization of intangible assets and a deferred tax liability adjustment.

The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the fourth quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Discontinued Operations
Information Technology Outsourcing (ITO):
In fourth quarter 2014, we announced an agreement to sell the ITO business to Atos and began reporting it as a Discontinued Operation. All prior periods were accordingly revised to conform to this presentation. The sale was completed on June 30, 2015.

In fourth quarter 2014, we recorded a net pre-tax loss of $181 million related to the pending sale, reflecting the write-down of the carrying value of the ITO disposal group, inclusive of goodwill, to its estimated fair value less costs to sell. In 2015, we recorded an additional net pre-tax loss of $77 million primarily related to adjustment of the sales price and related expenses associated with the disposal, as well as reserves for certain obligations and indemnifications we retained as part of the final closing negotiations. In addition, we recorded tax expense of $52 million primarily related to the difference between the book basis and tax basis of allocated goodwill, which could only be recorded upon final disposal of the business.

The transaction continues to be subject to post-closing adjustments primarily related to a final true-up of net assets and other indemnification obligations. In the event there are additional charges associated with this disposal, we will record such amounts through discontinued operations in future periods.

Other Discontinued Operations:

Other discontinued operations include the 2014 closure of Xerox Audio Visual Solutions, Inc. (XAV) and the 2014 sale of our Truckload Management Services, Inc. (TMS) business.

Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended December 31,
	2015			2014
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$—	$—	$—	$327	$—	$327
Income from operations (1)	—	—	—	16	—	16
Loss on disposal	—	—	—	(181)	—	(181)
Net loss before income taxes	$—	$—	$—	$(165)	$—	$(165)
Income tax benefit	—	—	—	16	—	16
Loss from discontinued operations, net of tax	$—	$—	$—	$(149)	$—	$(149)

	Year Ended December 31,
	2015			2014
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$619	$—	$619	$1,320	$45	$1,365
Income (loss) from operations (1) (2)	104	—	104	74	(1)	73
Loss on disposal	(77)	—	(77)	(181)	(1)	(182)
Net income (loss) before income taxes	$27	$—	$27	$(107)	$(2)	$(109)
Income tax expense	(91)	—	(91)	(5)	(1)	(6)
Loss from discontinued operations, net of tax	$(64)	$—	$(64)	$(112)	$(3)	$(115)

(1)
ITO Income from operations for fourth quarter and full-year 2014 includes approximately $40 million and $161 million, respectively, of depreciation and amortization expense (including intangible amortization of approximately $6 million and $27 million, respectively).

(2)
ITO Income from operations for full-year 2015 excludes approximately $80 million of depreciation and amortization expenses (including $14 million for intangible amortization) since the business was held for sale.

Segment Review

	Three Months Ended December 31,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2015
Services	$145	$2,493	$2,638	57%	$249	9.4%
Document Technology	595	1,282	1,877	40%	221	11.8%
Other	30	108	138	3%	(53)	(38.4)%
Total	$770	$3,883	$4,653	100%	$417	9.0%

2014
Services	$135	$2,590	$2,725	54%	$268	9.8%
Document Technology	693	1,466	2,159	43%	310	14.4%
Other	32	117	149	3%	(65)	(43.6)%
Total	$860	$4,173	$5,033	100%	$513	10.2%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services
Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).
Services Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2015	2014	% Change	CC % Change
Business Process Outsourcing	$1,786	$1,858	(4)%	(2)%
Document Outsourcing	852	867	(2)%	3%
Total Revenue - Services	$2,638	$2,725	(3)%	—%

Note: The above table reflects the reclassification of the ITO business to Discontinued Operations and excludes intercompany revenue.
Revenue
Fourth quarter 2015 Services revenue of $2,638 million was 57% of total revenue and decreased 3% from fourth quarter 2014, with a 3-percentage point negative impact from currency.

•
BPO revenue decreased 4% from fourth quarter 2014, with a 2-percentage point negative impact from currency, and represented 68% of total Services revenue. The decline was primarily driven by the anticipated run-off of the student loan business and our third quarter 2015 decision to not fully complete the Health Enterprise implementations in California and Montana, which combined had a 2-percentage point negative impact on BPO revenue growth and a 1.4-percentage point negative impact on total Services revenue growth. Partially offsetting this decline was moderate acquisition contribution and organic growth in several lines of business net of the impacts from lost business and pricing that were consistent with prior trends.

◦
In fourth quarter 2015, BPO revenue mix across the major business areas was as follows: Commercial Business Groups (excluding healthcare) - 45%; Public Sector - 27%; Commercial Healthcare - 15%; and Government Healthcare - 13%.

•
DO revenue decreased 2%, with a 5-percentage point negative impact from currency, and represented 32% of Services revenue. Growth from our partner print services offerings, reflected in both equipment and annuity revenue, and from equipment sales due to higher signings was partially offset by continued declines in developing markets.

Segment Margin
Fourth quarter 2015 Services segment margin of 9.4% decreased by 0.4-percentage points from fourth quarter 2014, as anticipated. Targeted resource and other investments as well as impacts from unfavorable line-of-business mix and price declines more than offset ramping productivity improvements and restructuring benefits.

Metrics
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Fourth quarter 2015 Services signings were $4.0 billion in Total Contract Value (TCV).

•	BPO signings of $2.9 billion TCV

•	DO signings of $1.1 billion TCV
Signings increased 26% from fourth quarter 2014. Signings in the quarter included the Florida Tolling contract. On a trailing twelve month (TTM) basis, signings increased 8% from the comparable prior year period. New business annual recurring revenue (ARR) and non-recurring revenue (NRR) increased 22% from fourth quarter 2014 but decreased 1% on a TTM basis. DO signings do not include signings from our growing partner print services offerings.
Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (Total Services)
Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. The combined fourth quarter 2015 contract renewal rate for BPO and DO contracts was 78%, which was below our target range of 85%-90%. The renewal rate reflects, in part, one larger lost renewal opportunity in the quarter that would have been financially unattractive.

Pipeline
The sales pipeline includes the TCV of new business opportunities that potentially could be contracted within the next six months and excludes new business opportunities with estimated annual recurring revenue in excess of $100 million. Our total Services sales pipeline declined 15% compared to fourth quarter 2014, reflecting both strong fourth quarter 2015 signings, including larger deals, and our second quarter 2015 strategic decision to narrow the focus in our Government Healthcare Solutions business.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended December 31,
(in millions)	2015	2014	% Change	CC % Change
Equipment sales	$595	$693	(14)%	(11)%
Annuity revenue	1,282	1,466	(13)%	(9)%
Total Revenue	$1,877	$2,159	(13)%	(10)%

Fourth quarter 2015 Document Technology revenue of $1,877 million decreased 13% from fourth quarter 2014, with a 3-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, fourth quarter 2015 aggregate document-related revenue decreased 10% from fourth quarter 2014, with a 4-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•
Equipment sales revenue decreased 14% from fourth quarter 2014, with a 3-percentage point negative impact from currency. The decline, seen across all product groups, was driven by continued weakness in developing markets, lower OEM sales, product launch timing, continued migration of customers to our partner print services offering (included in our Services segment) as well as overall price declines that continue to be within our historical range of 5 to 10%.

•
Annuity revenue decreased 13% from fourth quarter 2014, with a 4-percentage point negative impact from currency. The annuity revenue decrease reflects lower equipment sales in prior periods, resulting in ongoing page declines and lower supplies demand, as well as supplies channel inventory dynamics. Annuity revenue in Document Technology also reflects continued migration of customers to our partner print services offering (included in our Services segment).

Document Technology revenue mix was 57% mid-range, 26% high-end and 17% entry, consistent with recent quarters.
Segment Margin
Fourth quarter 2015 Document Technology segment margin of 11.8% decreased 2.6-percentage points from fourth quarter 2014, including a 0.9-percentage point decrease in gross margin. The gross margin decrease reflects unfavorable revenue-stream mix, price declines and an increase in pension expense, partially offset by lower compensation as well as restructuring and productivity benefits. SAG increased as a percent of revenue due to higher pension and bad debt expense and overall lower revenue, which were only partially offset by the benefits from restructuring and productivity improvements.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry

•	49% decrease in color printers reflecting lower OEM sales due in part to a transition to color multifunction devices.

•	63% increase in color multifunction devices driven by higher OEM sales and demand for new products.

•	3% increase in black-and-white multifunction devices reflecting higher OEM sales partially offset by continued declines in developing markets.

Mid-Range

•	Mid-range color installs were flat.

•	16% decrease in mid-range black-and-white reflecting higher declines in developing markets.

High-End

•
8% decrease in high-end color systems as growth in Color Press 800 and 1000 products was more than offset by declines in other production color products, partially reflecting product launch timing. Excluding Fuji Xerox digital front-end sales, high-end color installs were down 3%.

•	10% decrease in high-end black-and-white systems consistent with overall market declines.

Other
Revenue
Fourth quarter 2015 Other revenue of $138 million decreased 7% from fourth quarter 2014. The reduction is driven by lower wide-format and paper revenue. Total paper revenue (all within developing markets) comprises nearly 40% of Other segment revenue.
Segment Loss
Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment. Fourth quarter 2015 Other segment loss of $53 million decreased $12 million from fourth quarter 2014 primarily related to gains on sales of surplus assets.
Notes:
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2) Revenue from Document Outsourcing installations is reported in the Services segment.

Capital Resources and Liquidity
The following table summarizes our cash and cash equivalents for the three months ended December 31, 2015 and 2014:

	Three Months Ended December 31,
(in millions)	2015	2014	Change
Net cash provided by operating activities	$878	$857	$21
Net cash used in investing activities	(19)	(129)	110
Net cash used in financing activities	(278)	(297)	19
Effect of exchange rate changes on cash and cash equivalents	(17)	(35)	18
Increase in cash and cash equivalents	564	396	168
Cash and cash equivalents at beginning of period	804	1,015	(211)
Cash and Cash Equivalents at End of Period	$1,368	$1,411	$(43)

Cash Flows from Operating Activities
Net cash provided by operating activities was $878 million in fourth quarter 2015. The $21 million increase in operating cash from fourth quarter 2014 was primarily due to the following:

•
$157 million increase from accounts receivable primarily due to additional sales of accounts receivable under existing programs as well as improved collections reflecting, in part, select use of prompt pay discounts.

•	$53 million increase in accounts payable and accrued compensation. Approximately half of the increase is in accounts payable primarily due to an increase in days payable outstanding.

•	$38 million increase primarily due to lower inventory levels reflecting reduced equipment and supplies demand.

•	$28 million increase from finance receivables primarily related to a lower impact from prior period sales of receivables.

•	$19 million increase due to lower net income tax payments.

•	$18 million increase due to lower restructuring payments and spending for product software and up-front costs, all primarily due to timing.

•	$140 million decrease in pre-tax income before depreciation and amortization, restructuring charges and gains on sales of businesses and assets.

•	$95 million decrease due to the expected loss of cash flow associated with the ITO business, post-divestiture.

•	$83 million decrease from higher discretionary pension contributions in the U.S.

Cash Flows from Investing Activities
Net cash used in investing activities was $19 million in fourth quarter 2015 as compared to $129 million in fourth quarter 2014. The $110 million decrease in the use of cash was primarily due to the following:

•	$59 million decrease due to higher asset sales in fourth quarter 2015, reflecting sales of surplus property in the U.S. and Latin America.

•	$34 million decrease due to lower capital expenditures (including internal use software) primarily due to the sale of the ITO business.

•	$25 million decrease from lower acquisitions.

Cash Flows from Financing Activities
Net cash used in financing activities was $278 million in fourth quarter 2015 as compared to $297 million in fourth quarter 2014. The $19 million decrease in the use of cash was primarily due to the following:

•	$341 million decrease in share repurchases, as we had completed our 2015 $1.3 billion share repurchase program in third quarter.

•	$42 million decrease due to lower distributions to noncontrolling interests.

•
$359 million increase from net debt activity. Fourth quarter 2015 reflects a reduction in Commercial Paper of $200 million compared to an increase in Commercial Paper of $150 million in fourth quarter 2014.

Customer Financing Activities
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2015	December 31, 2014
Total finance receivables, net (1)	$3,988	$4,254
Equipment on operating leases, net	495	525
Total Finance Assets, net (2)	$4,483	$4,779
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	Change from December 31, 2014 includes a decrease of $247 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	December 31, 2015	December 31, 2014
Principal debt balance(1)	$7,365	$7,722
Net unamortized discount	(52)	(54)
Fair value adjustments(2)
- terminated swaps	47	68
- current swaps	7	5
Total Debt	$7,367	$7,741
____________________________

(1)	Includes Notes Payable of $3 million and $1 million as of December 31, 2015 and December 31, 2014, respectively, and Commercial Paper of $150 million as of December 31, 2014.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2015	December 31, 2014
Financing debt(1)	$3,923	$4,182
Core debt	3,444	3,559
Total Debt	$7,367	$7,741
____________________________

(1)
Financing debt includes $3,490 million and $3,722 million as of December 31, 2015 and December 31, 2014, respectively, of debt associated with total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended December 31,
(in millions)	2015	2014
Accounts receivable sales	$728	$662
Deferred proceeds	61	73
Loss on sales of accounts receivable	4	3
Estimated increase (decrease) to operating cash flows (1)	158	(23)
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended December 31,
(in millions)	2015	2014
Impact from prior sales of finance receivables (1)	$(69)	$(116)
Collections on beneficial interest	11	20
Estimated decrease to operating cash flows	$(58)	$(96)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended, March 31, 2015, June 30, 2015 and September 30, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2015 fourth quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Revenue, Costs and Expenses, and Margin
During third quarter 2015 we recorded a pre-tax charge - the Health Enterprise (HE) charge - of $389 million ($241 million after-tax or 23 cents per share), which included a $116 million reduction to revenues. As a result of the significant impact of the HE charge on our reported revenues, costs and expenses as well as key metrics for the full-year period, we excluded the impact of this charge. In addition to the magnitude of the charge and its impact on our reported results, we excluded the HE charge due to the fact that it was primarily a unique charge associated with the conclusion, reached after a series of discussions, that fully completing our HE platform implementations in California and Montana was no longer considered probable.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

In addition to the HE charge, the above items were also adjusted for the following items:

•
Amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Software impairment charge (Q2 2015) - The software impairment charge is excluded due to its non-cash impact and the unique nature of the item both in terms of the amount and the fact that it was the result of a specific management action involving a change in strategy in our Government Healthcare Solutions business.

•
Deferred tax liability adjustment (Q4 2014 - see Appendix III for additional details) - The deferred tax liability adjustment was excluded due to its non-cash impact and the unusual nature of the item both in terms of the amount and the fact that it was the result of an infrequent change in a tax treaty impacting future distributions from Fuji Xerox.

Operating Income
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the HE charge and the amortization of intangible assets, operating income and margin also excludes Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring charges consist of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment charges include costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.
Expected reporting changes in 2016:

Adjusted Earnings Measures:

In 2016 we plan to revise the calculation of our Adjusted Earnings Measures to exclude the following items in addition to the amortization of intangibles:

•	Restructuring and asset impairment costs including those related to Fuji Xerox.

•	The non-service related elements of our defined benefit pension and retiree health plan costs (retirement related).

•	Separation and related costs.

Restructuring and Asset Impairment Costs
As previously noted Restructuring charges consist of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment charges include costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. These costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide a meaningful assessment of our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

Retirement Related Costs
Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses, and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

Separation and related costs
Separation and related costs are expenses incurred in connection with Xerox's planned separation into two independent, publicly-traded companies as well as expenses related to the strategic transformation program. These costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services.

These costs are incremental to normal operating charges and are being incurred solely as a result of the separation transaction. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Constant Currency
We also plan to revise our calculation of the currency impact on revenue growth, or constant currency revenue growth, to include the currency impacts from the developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe), which are currently excluded from the calculation. Over past few years the exchange markets for the currencies of all countries - developed countries and developing market countries - have experienced significant volatility and unpredictability. Additionally, due to the changing nature of the global economy and the increased economic dependencies among all countries, the currency exchange markets in the developing market countries are no longer materially different from those in the developed countries. As a result of these market dynamics and economic changes, we currently manage our exchange risk in our developing market countries in a similar manner to the exchange risk in our developed market countries, and therefore the exclusion of the developing market countries from the calculation of the currency effect is no longer warranted. Applying this revised methodology in 2015 would have increased the constant currency revenue growth rate by about 1% for both the Total Company and the Document Technology segment. The impact of this change was not material for 2014.

NOTE: The above noted changes are effective for our 2016 reporting. When these measures are presented in 2016, the prior year measures will be revised accordingly to conform to the changes.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$285	$0.27	$349	$0.30
Adjustments:
Amortization of intangible assets	48	0.05	52	0.05
Deferred tax liability adjustment	—	—	(44)	(0.04)
Adjusted	$333	$0.32	$357	$0.31
Weighted average shares for adjusted EPS(2)		1,046		1,171
Fully diluted shares at end of period(3)		1,046

	Year Ended December 31, 2015		Year Ended December 31, 2014

(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$552	$0.49	$1,128	$0.94
Adjustments:
Amortization of intangible assets	193	0.18	196	0.17
Software impairment	90	0.08	—	—
HE charge	241	0.23	—	—
Deferred tax liability adjustment	—	—	(44)	(0.04)
Adjusted	$1,076	$0.98	$1,280	$1.07
Weighted average shares for adjusted EPS(2)		1,076		1,199
____________________________

(1)	Net Income and EPS from continuing operations.

(2)	Average shares for the calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock.

(3)
Represents common shares outstanding at December 31, 2015 as well as shares associated with our Series A convertible preferred stock plus potential dilutive common shares used for the calculation of diluted earnings per share in fourth quarter 2015.

Effective Tax reconciliation:

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$310	$52	16.8%	$348	$34	9.8%
Adjustments:
Amortization of intangible assets	77	29		83	31
Deferred tax liability adjustment	—	—		—	44
Adjusted	$387	$81	20.9%	$431	$109	25.3%

	Year Ended December 31, 2015			Year Ended December 31, 2014

(in millions)	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$412	$(23)	(5.6)%	$1,206	$215	17.8%
Adjustments:
Amortization of intangible assets	310	117		315	119
Software impairment	146	56		—	—
HE charge	389	148		—	—
Deferred tax liability adjustment	—	—		—	44
Adjusted	$1,257	$298	23.7%	$1,521	$378	24.9%
____________________________

(1)	Pre-Tax Income and Income Tax Expense (Benefit) from continuing operations.

Operating Income / Margin reconciliation:

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported Pre-Tax Income(1)	$310	$4,653	6.7%	$348	$5,033	6.9%
Adjustments:
Amortization of intangible assets	77			83
Restructuring and asset impairment charges	(5)			36
Other expenses, net	46			57
Adjusted Operating	$428	$4,653	9.2%	$524	$5,033	10.4%
Equity in net income of unconsolidated affiliates	32			41
Business transformation costs	1			5
Other expenses, net*	(44)			(57)
Segment Profit/Revenue	$417	$4,653	9.0%	$513	$5,033	10.2%

	Year Ended December 31, 2015			Year Ended December 31, 2014

(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$412	$18,045	2.3%	$1,206	$19,540	6.2%
Adjustments:
Amortization of intangible assets	310			315
Restructuring and asset impairment charges	186			128
HE charge	389	116		—
Other expenses, net	233			232
Adjusted Operating	$1,530	$18,161	8.4%	$1,881	$19,540	9.6%
Equity in net income of unconsolidated affiliates	135			160
Business transformation costs	10			21
Fuji Xerox restructuring charge	4			3
HE charge	(389)	(116)		—
Other expenses, net*	(232)			(232)
Segment Profit/Revenue	$1,058	$18,045	5.9%	$1,833	$19,540	9.4%
____________________________
* Includes rounding adjustments.

(1)	Profit and Revenue from continuing operations.

Guidance:

Earnings Per Share
	Q1 2016	FY 2016
GAAP EPS from Continuing Operations	$0.05 - $0.08	$0.66 - $0.76
Non-GAAP Adjustments	0.16	0.44
Adjusted EPS	$0.21 - $0.24	$1.10 - $1.20
____________________________
Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and asset impairment costs and certain retirement related costs. Separation and related costs are not yet finalized and thus are not included in EPS guidance, but will be excluded from Adjusted EPS in the future.

(in billions)	Free Cash Flow FY 2016
Cash Flow from Operations	$1.3 - $1.5
CAPEX	0.3
Free Cash Flow	$1.0 - $1.2

2015 Net Income and EPS reconciliation based on 2016 revised methodology:

	Q1 2015		FY 2015
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported (1)	$191	$0.16	$552	$0.49
Adjustments:
Amortization of intangible assets	77		310
Software impairment	—		146
HE charge	—		389
Restructuring charges - Xerox	14		40
Retirement related costs	42		116
Income tax on adjustments (2)	(47)		(380)
Restructuring charges - Fuji Xerox	1		4
Adjusted - revised	$278	$0.24	$1,177	$1.07

Adjusted - previous basis	$239	$0.21	$1,076	$0.98

Weighted average shares - adjusted EPS (3)		1,154		1,103
____________________________

(1)	Net Income and EPS from continuing operations.

(2)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principals applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results - See Effective Tax Rate reconciliation.

(3)	Average shares for the calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock.

2015 Adjusted Effective Tax Rate reconciliation based on 2016 revised methodology:

	Q1 2015			FY 2015
(in millions, except per share amounts)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported (1)	$201	$39	19.4%	$412	$(23)	(5.6)%
Non-GAAP Adjustments (2)	133	47		1,001	380
Adjusted - revised (3)	$334	$86	25.7%	$1,413	$357	25.2%

Adjusted - previous basis			24.5%			23.7%
____________________________

(1)	Pre-Tax Income from continuing operations.

(2)	See Net Income/EPS reconciliation for details.

(3)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principals applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$285	$349	$552	$1,128
Accrued dividends on preferred stock	(6)	(6)	(24)	(24)
Adjusted net income from continuing operations available to common shareholders	$279	$343	$528	$1,104
Net loss from discontinued operations attributable to Xerox	—	(149)	(64)	(115)
Adjusted net income available to common shareholders	$279	$194	$464	$989
Weighted average common shares outstanding	1,012,788	1,128,502	1,064,526	1,154,365
Basic Earnings per Share:
Continuing operations	$0.28	$0.30	$0.50	$0.96
Discontinued operations	—	(0.13)	(0.06)	(0.10)
Total	$0.28	$0.17	$0.44	$0.86
Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$285	$349	$552	$1,128
Accrued dividends on preferred stock	—	—	(24)	—
Adjusted net income from continuing operations available to common shareholders	$285	$349	$528	$1,128
Net loss from discontinued operations attributable to Xerox	—	(149)	(64)	(115)
Adjusted net income available to common shareholders	$285	$200	$464	$1,013
Weighted average common shares outstanding	1,012,788	1,128,502	1,064,526	1,154,365
Common shares issuable with respect to:
Stock options	957	2,378	1,294	2,976
Restricted stock and performance shares	5,460	12,985	10,404	14,256
Convertible preferred stock	26,966	26,966	—	26,966
Adjusted weighted average common shares outstanding	1,046,171	1,170,831	1,076,224	1,198,563
Diluted Earnings per Share:
Continuing operations	$0.27	$0.30	$0.49	$0.94
Discontinued operations	—	(0.13)	(0.06)	(0.09)
Total	$0.27	$0.17	$0.43	$0.85
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	2,162	3,737	1,825	3,139
Restricted stock and performance shares	19,358	19,258	17,607	17,987
Convertible preferred stock	—	—	26,966	—
Total Anti-Dilutive Securities	21,520	22,995	46,398	21,126

Dividends per Common Share	$0.0700	$0.0625	$0.2800	$0.2500

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended December 31,
(in millions)	2015	2014
Segment Profit	$417	$513
Reconciling items:
Restructuring and asset impairment charges, and related costs (1)	4	(41)
Amortization of intangible assets	(77)	(83)
Equity in net income of unconsolidated affiliates	(32)	(41)
Other	(2)	—
Pre-Tax Income	$310	$348

(1)	Fourth quarter 2015 and 2014 Restructuring and asset impairment charges of $(5) and $36, respectively, and business transformation costs of $1 and $5, respectively.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:
The Services segment comprises two service offerings:

▪	Business Process Outsourcing.

▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.

▪
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:
The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items including non-financing interest and other items included in Other expenses, net.

APPENDIX III
Xerox Corporation
2014 Financial Statement Revision

During second quarter 2015, in connection with Fuji Xerox’s (FX) payment of its semi-annual dividend, we determined that the dividends were no longer subject to an additional tax as a result of a change in the U.K. - Japan Tax Treaty in December 2014. As of December 31, 2014, we had a deferred tax liability of $44 million associated with this additional tax on the undistributed earnings of FX through that date. This deferred tax liability was no longer required as a result of the change in the Tax Treaty and therefore should have been reversed in December 2014. There was no impact on operating cash flows from this adjustment. We assessed the materiality of this error on our 2014 financial statements and concluded that it was not material to the fourth quarter or annual period. However, due to the impact of this adjustment on the current year financial statements, the 2014 financial statements have been revised to reflect the reduction in income tax expense of $44 million.